Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Increases of 7.1% in Total Sales and 3.7% in Comparable Store Sales for February

 Announces Participation at Bank of America Merrill Lynch 2012 Consumer & Retail Conference

HOUSTON, TX, March 1, 2012 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week February period ended February 25, 2012 increased 7.1% to $101 million from $94 million in the prior year four week period ended February 26, 2011.  Comparable store sales increased 3.7%.

The Company achieved comparable store sales increases in its children’s, cosmetics, footwear, home & gifts, junior’s, men’s, outerwear, petites and young men’s categories during February.  Geographically, all of the Company’s major regions had comparable store sales gains during the month.

Store Activity
The Company opened three new Steele's stores on February 1st in Taylor, TX, Opelousas, LA and Selma, AL. An additional three new Steele's stores were opened on March 1st in Mexia, TX, Hidalgo, TX and Donaldsonville, LA.

Bank of America Merrill Lynch 2012 Consumer & Retail Conference
The Company also announced today that Andy Hall, President and CEO, and Oded Shein, CFO, will make a presentation at the Bank of America Merrill Lynch 2012 Consumer & Retail Conference on Wednesday, March 7, 2012, at 3:10 p.m. Eastern Time.  The conference is being held at The New York Palace Hotel in New York City.  A live webcast of the presentation will be available.  To access the webcast, log on to the Company's web site at www.stagestoresinc.com and then click on Investor Relations, then Webcasts, and then the webcast link.  A replay of the presentation will be available online for approximately 30 days.  The PowerPoint presentation that management will be using at the conference will be available for viewing on the Company’s web site.

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Stage Stores Reports
February Sales
Page – 2

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 819 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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